Exhibit 99.1

News Release

Ameriprise Financial Reports Increased Earnings for Second Quarter 2007

Net income per diluted share increases 42 percent to $0.81 for the quarter, including $0.17 of non-recurring separation costs

Adjusted earnings per diluted share increase 24 percent to $0.98

MINNEAPOLIS – July 25, 2007 – Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $196 million for the quarter ended June 30, 2007, an increase of 39 percent from net income of $141 million for the year-ago quarter. Adjusted earnings(1) increased 22 percent to $237 million in the second quarter of 2007 compared to the second quarter of 2006. Adjusted earnings exclude after-tax non-recurring separation costs.

Net income per diluted share for the second quarter of 2007 was $0.81, an increase of 42 percent from the prior year period. Adjusted earnings per diluted share for the second quarter of 2007 were $0.98, an increase of 24 percent from the year-ago period.

Revenues grew 6 percent to $2.2 billion in the second quarter of 2007. Revenues grew 10 percent excluding the proceeds from the sale of the defined contribution recordkeeping business in the prior year quarter. This reflected strong growth of fee-based businesses, including 20 percent growth in management, financial advice and service fees and 28 percent growth in distribution fees.

Return on equity for the 12 months ended June 30, 2007 was 9.2 percent, or 12.5 percent when adjusted for the separation, up from 10.7 percent for the 12 months ended June 30, 2006.

“This was another strong quarter for Ameriprise Financial, highlighted by continued improvements in advisor productivity and growth in our fee-based businesses,” said Jim Cracchiolo, chairman and chief executive officer. “We continue to execute our growth strategy while effectively managing expenses and maintaining a strong balance sheet. The quarter also marked the achievement of two important milestones – we have essentially completed our separation from American Express and have returned to net inflows in RiverSource Funds.”

(1)                                      See reconciliations throughout this news release and definitions in the Second Quarter 2007 Quarterly Statistical Supplement available on the Company’s website at ir.ameriprise.com.

Second Quarter 2007 Summary

Management believes that the presentation of adjusted financial measures best reflects the underlying performance of the Company’s ongoing operations. The adjusted financial measures exclude non-recurring separation costs from all periods. This presentation is consistent with the non-GAAP financial information presented in the Company’s Annual Report on Form 10-K for year-end 2006, filed on February 27, 2007 with the Securities and Exchange Commission.

Ameriprise Financial, Inc.
Second Quarter Summary

			%	Per Diluted Share		%
(in millions, unaudited)	2007	2006	Change	2007	2006	Change

Net income	$196	$141	39%	$0.81	$0.57	42%
Add: Separation costs, after-tax	41	54	(24)	0.17	0.22	(23)

Adjusted earnings, after-tax	$237	$195	22%	$0.98	$0.79	24%

Second Quarter 2007 Consolidated Highlights

The Company continued to drive improvements in the profitability and productivity of its distribution network:

•                  Mass affluent and affluent client groups increased 12 percent from the year-ago period, with high rates of financial planning penetration for newly acquired clients in this core group.

•                  Gross Dealer Concession (GDC) increased 20 percent from the year-ago period, reflecting strong advisor productivity gains.

•                  Franchisee advisor retention remained strong at 93 percent. The total number of advisors decreased 2 percent over the same time period, as the Company hired fewer employee advisors and continued to focus on further strengthening advisor productivity and distribution economics.

The Company successfully grew client assets:

•                  Owned, managed and administered assets increased 13 percent from the prior-year period, reaching $484 billion at June 30, 2007.

•                  RiverSource® Funds achieved net inflows of $0.7 billion from mutual funds and annuity variable accounts, primarily due to increasing sales driven by strong investment performance, increased penetration of goal-based solutions and effective wholesaling.

•                  $3.5 billion of net inflows in wrap accounts in the quarter contributed to total ending wrap assets of $89 billion. This included more than $1.1 billion in ending assets in Active PortfoliosSM, a discretionary managed account platform launched in February 2007, which has been one of the Company’s most successful product launches and further strengthens its leadership position in wrap.

•                  Strong sales in the branded advisor and third party channels helped drive $1.5 billion in net inflows in annuity variable accounts. Overall positive annuity flows were impacted by $1.1 billion in net outflows from annuity fixed accounts during the quarter, primarily due to the interest rate environment.

•                  Threadneedle grew revenues from higher-margin retail and alternative portfolios while effectively managing expenses. Threadneedle continued to manage outflows in lower-margin institutional assets, primarily resulting from Zurich’s transfer of part of its U.K. annuity business during the quarter.

•                  Life insurance in-force increased 8 percent year-over-year to $181 billion.

The Company has essentially completed its separation from American Express on budget and on schedule. All remaining separation costs are expected to be incurred in the second half of 2007.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended June 30,		%
(in millions, unaudited)	2007	2006	Change
Revenues
Management, financial advice and service fees	$863	$721	20%
Distribution fees	415	325	28
Net investment income	485	522	(7)
Premiums	243	229	6
Other revenues	176	256	(31)
Total revenues	2,182	2,053	6

Expenses
Compensation and benefits:
Field	538	436	23
Non-field	367	330	11
Total compensation and benefits	905	766	18
Interest credited to account values	303	307	(1)
Benefits, claims, losses and settlement expenses	230	225	2
Amortization of deferred acquisition costs	125	153	(18)
Interest and debt expense	32	28	14
Other expenses	279	304	(8)
Total expenses before separation costs	1,874	1,783	5
Income before income tax provision and separation costs(1)	308	270	14
Income tax provision before tax benefit attributable to separation costs(1)	71	75	(5)
Income before separation costs(1)	237	195	22

Separation costs, after-tax(1)	41	54	(24)

Net income	$196	$141	39%

Weighted average common shares outstanding:
Basic	237.4	246.3	(4)%
Diluted	241.0	248.0	(3)%

(1)      For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Second Quarter 2007 Consolidated Results

Net income grew 39 percent to $196 million. Adjusted earnings grew 22 percent to $237 million, compared to the year-ago quarter. This reflected strong growth in fee-based businesses and expense controls resulting in pretax income margin improving to 11.2 percent compared to 9.1 percent a year ago. Excluding separation costs, pretax income margin improved to 14.1 percent from 13.2 percent.

Revenues

Consolidated revenues rose 6 percent, or $129 million, to $2.2 billion. Revenues grew 10 percent excluding the proceeds from the sale of the recordkeeping business in the prior-year quarter.

Management, financial advice and service fees grew 20 percent, or $142 million, to $863 million, reflecting continued success in gathering fee-based assets. Wrap account balances grew 34 percent and annuity variable account assets grew 35 percent year-over-year. These balances were driven by strong net inflows and market appreciation.

Distribution fees grew 28 percent, or $90 million, to $415 million, driven by strong advisor cash sales, including an increase in sales of direct investments as clients reinvested proceeds from real estate investment trust liquidations.

Net investment income declined 7 percent, or $37 million, to $485 million, reflecting the ongoing trend of declining annuity fixed account and certificate balances, offset by higher net investment income attributable to derivatives used to hedge certain benefits and interest credited expenses. The second quarter of 2007 also included $2 million in net realized investment gains, compared to $6 million for the second quarter of 2006.

Premiums grew 6 percent, or $14 million, to $243 million, primarily driven by an increase in Auto and Home policy counts.

Other revenues declined 31 percent, or $80 million, to $176 million, primarily due to the inclusion of $66 million in proceeds from the sale of the recordkeeping business and $18 million from recognizing previously deferred cost of insurance revenues in last year’s quarter. Excluding these items, revenues increased 2 percent, as higher fees from variable annuity riders and cost of insurance for variable universal life/universal life (VUL/UL) insurance were offset by lower other revenues on certain consolidated limited partnerships.

Expenses

Consolidated expenses rose 5 percent, or $91 million, to $1.9 billion. Expenses grew 7 percent when excluding the costs from the sale of the recordkeeping business in the second quarter of 2006. The increase in expenses was primarily due to a $102 million increase in Compensation and benefits — field driven by business growth and strong advisor productivity.

The Company manages Compensation and benefits — non-field and Other expenses in relation to revenue growth to drive pretax income margin expansion. Combined, these two lines increased 2 percent, or $12 million, to $646 million. Declines related to lower legal and transaction costs were largely offset by a number of other items in the current quarter, such as expenses for Ameriprise Bank, increased investment in the business, and higher accrued compensation in recognition of year-to-date performance.

Compensation and benefits – Field increased 23 percent, or $102 million, to $538 million, due to strong advisor productivity growth.

Interest credited to account values declined 1 percent, or $4 million, to $303 million, reflecting continued declines in annuity fixed account and certificate balances, partially offset by higher crediting rates.

Benefits, claims, losses and settlement expenses increased 2 percent, or $5 million, to $230 million. Volume-driven increases in Auto and Home were offset by the positive impact of markets on variable annuity benefits expenses. The second quarter of 2006 included a net reserve benefit.

Amortization of deferred acquisition cost (DAC) expenses declined 18 percent, or $28 million, to $125 million. The favorable impact of equity markets in the current quarter offset growth in DAC amortization from new product sales. Higher expenses in the second quarter of 2006 primarily reflected an adjustment to DAC balances in Auto and Home.

Interest and debt expense increased 14 percent, or $4 million, to $32 million, reflecting additional interest costs from the $500 million of junior subordinated notes (hybrid securities) issued in May 2006.

Separation costs incurred in the quarter were $63 million. Since the announcement of the spin-off, the Company has incurred $802 million in non-recurring separation costs and expects to incur all remaining costs in the second half of 2007.

Taxes

The effective tax rate on net income was 20.0 percent for the quarter, down from 24.3 percent in the prior year period. The effective tax rate on adjusted earnings was 23.1 percent for the quarter and 25.0 percent year to date, compared to 25.2 percent for full year 2006. The current quarter included a benefit from the finalization of certain income tax audits.

Balance Sheet and Capital

The Company maintains a very strong, high quality balance sheet. During the second quarter of 2007, the Company repurchased 2.3 million shares for approximately $142 million. Over the past six quarters, the Company repurchased 18.9 million shares for $964 million. The quarter-end basic share count was 236.6 million. The weighted average diluted share count for the second quarter of 2007 was 241.0 million, down from 248.0 million for the second quarter of 2006.

The Company’s commitment to maintaining the safety and soundness of its balance sheet is reflected in substantial liquidity, a high quality investment portfolio, low financial leverage and its continuing actions to manage and mitigate risk exposures.

•                  Cash and cash equivalents were more than $3.3 billion, at June 30, 2007.

•                  The quality of the Available-for-Sale fixed income investment portfolio, representing approximately 25 percent of balance sheet assets, remained high.

•                  Investments with subprime exposure represented only 0.7 percent of the Company’s total investment portfolio with more than 90 percent rated AAA and the remainder rated AA.

•                  The percentage of below investment grade assets declined to 6 percent.

•                  The residential mortgage-backed bond portfolio remains very high quality, with high credit ratings and limited interest rate and prepayment risk.

•                  Credit risk remained limited with 96 percent rated AAA and 4 percent rated AA.

•                  Duration was 2.7 years and convexity was a favorable -0.5.

•                  Unrealized net investment losses in the Available-for-Sale investment portfolio were $0.6 billion at quarter end.

•                  The debt to capital ratio as of June 30, 2007 was 22.4 percent. The debt to capital ratio excluding non-recourse debt and with 75 percent equity credit for the hybrid securities was 16.9 percent. For the second quarter of 2007 the ratio of earnings to fixed charges was 6.9 times. Excluding interest on non-recourse debt, the ratio of earnings to fixed charges was 7.6 times.

Ameriprise Financial, Inc.

Segment Results

	Quarter Ended June 30,		%
(in millions, unaudited)	2007	2006	Change
Revenues
Asset Accumulation & Income	$1,616	$1,493	8%
Protection	508	496	2
Corporate and Other and Eliminations	58	64	(9)
Total revenues	2,182	2,053	6

Income (loss)
Asset Accumulation & Income	278	222	25
Protection	102	92	11
Corporate and Other and Eliminations	(135)	(128)	(5)
Income before income tax provision	245	186	32
Pretax separation expenses	63	84	(25)
Income before income tax provision and separation costs	$308	$270	14%

Second Quarter 2007 Segment Results

The AA&I segment reported pretax income growth of 25 percent, or $56 million, to $278 million, due to strong wrap and variable annuity inflows, strong advisor cash sales, and market appreciation. The segment represented 74 percent of consolidated revenues and 90 percent of pretax adjusted earnings. Revenues grew 8 percent, or $123 million, to $1.6 billion. Excluding the proceeds from the sale of the recordkeeping business in the second quarter of last year, revenue growth was 13 percent. Revenues also reflected declining net investment income from lower annuity fixed account and certificate balances.

The Protection segment reported pretax income growth of 11 percent, or $10 million, to $102 million, primarily due to continued business growth in VUL/UL and Auto and Home. The segment represented 23 percent of consolidated revenues and 33 percent of pretax adjusted earnings. Revenues grew 2 percent, or $12 million, to $508 million, primarily reflecting growth in Auto and Home premiums. The prior year quarter included $18 million from recognizing previously deferred cost of insurance revenues. Excluding this item, revenues grew 6 percent.

The Corporate segment revenue decrease of 9 percent, or $6 million, primarily reflected lower net investment income from the mark-to-market of equity market hedges. The pretax loss in this segment increased $7 million to $135 million. Adjusted for non-recurring separation costs, the pretax loss increased $28 million to $72 million, primarily reflecting an increase in Other expenses. The second quarter of 2006 included $11 million in severance charges.

Ameriprise Financial, Inc. is a leading financial planning and services company with more than 12,000 financial advisors and registered representatives that provides solutions for clients’ asset accumulation, income management and insurance protection needs. The Company’s financial advisors deliver tailored solutions to clients through a comprehensive and personalized financial planning approach built on a long-term relationship with a knowledgeable advisor. The Company specializes in meeting the retirement-related financial needs of the mass affluent and affluent. Financial advisory services and investments are available through Ameriprise Financial Services, Inc. Member NASD and SIPC. For more information, visit ameriprise.com.

RiverSource mutual funds are distributed by RiverSource Distributors, Inc. and Ameriprise Financial Services, Inc., Members NASD, and managed by RiverSource Investments, LLC.

The Threadneedle group of companies constitutes the Ameriprise Financial international investment platform. The group consists of wholly owned subsidiaries of Ameriprise Financial, Inc. and provides services independent from Ameriprise Financial Services, Inc., including Ameriprise Financial Services’ broker-dealer business.

Ameriprise Certificates are issued by Ameriprise Certificate Company and distributed by Ameriprise Financial Services, Inc. Member NASD.

Ameriprise Financial Services, Inc. offers financial advisory services, investments, insurance and annuity products. RiverSource Insurance and Annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc.

You should consider the investment objectives, risks, charges and expenses of a mutual fund before investing. For a free copy of a prospectus, which contains this and other information about the mutual fund, call (800) 862-7919. Read the prospectus carefully before investing.

Investment products, including shares of mutual funds, are not federally or FDIC insured, are not deposits or obligations of, or guaranteed by, any financial institution and involve investment risks including possible loss of principal and fluctuation in value.

Forward-Looking Statements

This news release contains forward-looking statements that reflect the Company’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. The Company has made various forward-looking statements in this news release.

Examples of such forward-looking statements include:

•                  statements of plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, the establishment of the Company’s new brands and competitive environment;

•                  statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the interest rate and equity market environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions;

•                  investment management performance and consumer acceptance of the Company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  the Company’s capital structure as a stand-alone company, including ratings and indebtedness, and limitations on subsidiaries to pay dividends;

•                  risks of default by issuers of investments the Company owns or by counterparties to derivative or reinsurance arrangements;

•                  experience deviations from assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products;

•                  the impact of the separation from American Express;

•                  the impacts of the Company’s efforts to improve distribution economics and to grow third-party distribution of its products, and the ability to establish the Company’s new brands; and

•                  general economic and political factors, including consumer confidence in the economy.

Readers are cautioned that the foregoing list of factors is not exhaustive. There may also be other risks that the Company is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007.

The financial results discussed in this release represent past performance only, which may not be used to predict or project future results. For information about Ameriprise Financial entities, please refer to the Second Quarter 2007 Statistical Supplement available at ir.ameriprise.com.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Mary Baranowski	Benjamin Pratt
Ameriprise Financial	Ameriprise Financial
212.437.8624	612.678.5881
mary.baranowski@ampf.com	benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended June 30, 2007
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$2,182	$—	$2,182	Total revenues

Total expenses before separation costs	1,874	63	1,937	Total expenses

Income before income tax provision and separation costs	308	(63)	245	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs(1)	71	(22)	49	Income tax provision

Income before separation costs	237

Separation costs, after-tax(1)	41

Net Income (GAAP measure)	$196		$196	Net Income

(1)      For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

	Three Months Ended June 30, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$2,053	$—	$2,053	Total revenues

Total expenses before separation costs	1,783	84	1,867	Total expenses

Income before income tax provision and separation costs	270	(84)	186	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs(1)	75	(30)	45	Income tax provision

Income before separation costs	195

Separation costs, after-tax(1)	54

Net Income (GAAP measure)	$141		$141	Net Income

(1)      For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended June 30, 2007

(in millions, unaudited)	ROE	Adjustments	Adjusted ROE(1)

Return	$706	$233	$939

Equity	$7,649	$(158)	$7,491

Return on Equity	9.2%		12.5%

(1)      Adjusted return on equity calculated using adjusted earnings (income excluding non-recurring separation costs) in the numerator, and equity excluding equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Return on equity calculations use the trailing twelve months’ return, and equity calculated using a five point average of quarter-end equity.

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended June 30, 2006

(in millions, unaudited)	ROE	Adjustments	Adjusted ROE(1)

Return	$520	$236	$756

Equity	$7,348	$(291)	$7,057

Return on Equity	7.1%		10.7%

(1)      Adjusted return on equity is calculated using adjusted earnings (income before discontinued operations excluding non-recurring separation costs and AMEX Assurance) in the numerator, and equity excluding both the assets and liabilities of discontinued operations and equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Return on equity calculations use the trailing twelve months’ return, and equity calculated using a five point average of quarter-end equity.

Ameriprise Financial, Inc.

Reconciliation Table:  Impact of the Sale of the Defined Contribution
Recordkeeping Business on Revenue Growth

	Quarter Ended June 30,		%
(in millions, unaudited)	2007	2006	Change

Total revenues	$2,182	$2,053	6%
Less: Revenues attributable to the sale of the defined contribution recordkeeping business	—	66
Total consolidated revenues excluding revenues attributable to the sale of the defined contribution recordkeeping business	$2,182	$1,987	10%

Total expenses before separation costs	$1,874	$1,783	5%
Less: Expenses attributable to the sale of the defined contribution recordkeeping business	—	30
Total consolidated expenses excluding expenses attributable to the sale of the defined contribution recordkeeping business	$1,874	$1,753	7%

Total Asset Accumulation & Income revenues	$1,616	$1,493	8%
Less: Revenues attributable to the sale of the defined contribution recordkeeping business	—	66
Total Asset Accumulation & Income revenues excluding revenues attributable to the sale of the defined contribution recordkeeping business	$1,616	$1,427	13%

Protection Segment

Reconciliation Table:  Impact of the Recognition of Previously Deferred Cost of Insurance Revenues on Revenue Growth

	Quarter Ended June 30,		%
(in millions, unaudited)	2007	2006	Change

Total Protection segment revenues	$508	$496	2%
Less: Revenues attributable to the recognition of previously deferred cost of insurance revenues	—	18
Total Protection segment revenues excluding revenues attributable to the recognition of previously deferred cost of insurance revenues	$508	$478	6%

Ameriprise Financial, Inc.

Reconciliation Table:  Impact of the Sale of the Defined Contribution
Recordkeeping Business and the Recognition of Previously Deferred

Cost of Insurance Revenues on Other Revenues Growth

	Quarter Ended June 30,		%
(in millions, unaudited)	2007	2006	Change

Total other revenues	$176	$256	(31)%
Less: Revenues attributable to the sale of the defined contribution recordkeeping business	—	66
Less: Revenues attributable to the recognition of previously deferred cost of insurance revenues	—	18
Total other revenues excluding revenues attributable to the sale of the defined contribution recordkeeping business and the recognition of previously deferred cost of insurance revenues	$176	$172	2%

Ameriprise Financial, Inc.
Reconciliation Table: Ratio of Earnings to Fixed Charges

	Three Months Ended June 30, 2007
	(in millions, unaudited)
Ratio of Earnings to Fixed Charges(1)
Earnings	$288
Fixed charges	$42
Ratio of earnings to fixed charges	6.9	x
Ratio of Earnings to Fixed Charges without interest expense on non-recourse debt(1)
Earnings	$288
Interest expense on non-recourse debt:
Interest on debt of CDO consolidated per FIN 46(R)	(5)

Total earnings	$283

Fixed charges	$42
Interest expense on non-recourse debt:
Interest on debt of CDO consolidated per FIN 46(R)	(5)
Total fixed charges	$37
Ratio of earnings to fixed charges without interest expense on non-recourse debt	7.6	x

(1)      Ratio of Earnings to Fixed Charges is a ratio comprised of earnings divided by fixed charges. Earnings are defined as income before income tax provision, plus interest and debt expense, interest portion of rental expense, amortization of capitalized interest and adjustments related to equity investments and minority interests in consolidated entities. Fixed charges are defined as interest and debt expense, the interest portion of rental expense and capitalized interest. The ratio is also presented excluding the effect of interest on non-recourse debt of a Collateralized Debt Obligation consolidated in accordance with FIN 46(R).

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

June 30, 2007

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit(1)

Debt	$2,197	$197	$2,000	$375	$1,625

Capital	$9,797	$197	$9,600		$9,600

Debt to Capital	22.4%		20.8%		16.9%

(1)        The Company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

© 2007 Ameriprise Financial, Inc. All rights reserved.

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